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Exhibit 4.2

                              FORM OF DEBENTURE
                              -----------------

THIS DEBENTURE AND THE COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER APPLICABLE SECURITIES LAWS OR IF AN EXEMPTION THEREFROM IS AVAILABLE. THE SECURITIES ISSUABLE UPON CONVERSION HEREOF ARE TRANSFERABLE ONLY UPON THE CONDITIONS SPECIFIED IN THE DEBENTURE PURCHASE AGREEMENT REFERRED TO HEREIN.


                  ZOLTEK COMPANIES, INC.

                  SUBORDINATED CONVERTIBLE DEBENTURE

                  DUE FEBRUARY 13, 2008


$___________                                                February 13, 2003


                  ZOLTEK COMPANIES, INC., a Missouri corporation (the "Company"), for value received, hereby promises to pay to

                        -----------------------------
                            or registered assigns
                            on February 13, 2008
                           the principal amount of
                             Dollars ($________)

and to pay interest from the date hereof (computed on the basis of a 360-day year) on the principal amount from time to time remaining unpaid hereon on each January 1 and July 1 after the date hereof until maturity at the rate of Seven Percent (7%) per annum.

                  The Company further agrees to pay interest on overdue principal at the rate per annum equal to two percentage points in excess of the rate determined in the immediately preceding paragraph (the "Overdue Rate") until paid and (to the extent legally enforceable) to pay interest on any overdue installment of interest at the Overdue Rate until paid. The principal hereof and interest hereon are payable by check mailed to the address of the holder on the Company's records in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.


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                  This Debenture is issued under and pursuant to the terms
and provisions of a certain Subordinated Convertible Debenture Purchase Agreement (the "Debenture Agreement"), dated as of February 13, 2003, entered into by and among the Company, the original purchaser therein referred to and other purchasers of debentures thereunder (all such debentures being hereinafter referred to as the "Debentures"), and this Debenture and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Debenture Agreement reference is hereby made for the statement thereof.

                  This Debenture may be declared due prior to its expressed maturity date if there is an Event of Default (as defined in the Debenture Agreement) and certain prepayments are required to be made hereon by the Company all in the events, on the terms and in the manner and amounts as provided in the Debenture Agreement.

                  As provided in Section 7 of the Debenture Agreement, the holder of this Debenture shall have the right and option, to convert the from time to time all, but not less than all, of the unpaid principal amount hereof, into Common Stock of the Company. Reference is hereby made to
Section 7 of the Debenture Agreement for a full statement of the terms and conditions relating to such conversion right.

                  This Debenture and the indebtedness evidenced hereby, including principal and interest shall at all times be and remain junior and subordinate in right of payment to any and all Indebtedness as defined in the Debenture Agreement, all in the manner and to the extent as set forth in the Debenture Agreement.

                  This Debenture is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Debenture or its attorney duly authorized in writing. Payment of or on account of principal and interest on this Debenture shall be made only to or upon the order in writing of the registered holder.


                                        ZOLTEK COMPANIES, INC.




                                        By
                                          ------------------------------------
                                          Name:
                                          Title:


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